Exhibit 10.1

SUBLEASE MODIFICATION AND EXTENSION AGREEMENT

THIS SUBLEASE MODIFICATION AND EXTENSION AGREEMENT (this “Agreement”) is made February 1, 2018 (“Effective Date”), by and between GREATBATCH LTD., a New York corporation having an address at 10000 Wehrle Drive, Clarence, New York 14031 (“Sublandlord”) and NUVECTRA CORPORATION (f/k/a QiG Group, LLC), a Delaware corporation, having an address at 5830 Granite Parkway, 11th Floor, Plano, Texas 75024 (“Subtenant”).

WITNESSETH:

WHEREAS, by that certain Office Lease dated November 26, 2014, as amended by that certain Partial Termination of Office Lease dated October 27, 2017, and as further amended by that certain First Amendment to Office Lease dated November 21, 2017 (collectively, as amended, the “Overlease”) between Granite Park V, Ltd. (“Overlandlord”), as landlord, and Sublandlord, as tenant, Overlandlord leases to Sublandlord, and Sublandlord leases from Overlandlord, the entire 11th floor (the “Sublandlord’s Premises”) in that certain building located at 5830 Granite Parkway, Plano, Texas 75024 (the “Building”);

WHEREAS, Sublandlord and Subtenant entered into that certain Agreement of Sublease dated March 14, 2016 (the “Sublease”) pursuant to which Sublandlord subleased to Subtenant, and Subtenant subleased from Sublandlord, an approximately 11,600 square foot portion of the 11th Floor in the Building; and

WHEREAS, Sublandlord and Subtenant wish to extend the term of the Sublease for approximately five (5) additional years, and the parties wish to acknowledge same and to further modify the Sublease pursuant to the terms set forth below.

NOW THEREFORE, in consideration of the mutual covenants and promises contained herein and for other good and valuable consideration, the sufficiency of which is hereby acknowledged, Sublandlord and Subtenant agree as follows:

1.     The recitals set forth above are restated in their entirety and incorporated herein by reference.

2.     All capitalized terms used, but not otherwise defined herein, shall have the meanings set forth in the Sublease.

3.     Definitions: As of March 16, 2018, a new Article entitled “Definitions” is hereby added to the Sublease before Article 1 reading in its entirety as follows:

“Definitions. For purposes of this Sublease, the following definitions shall apply:

“Subleased Premises” shall mean that certain 14,552 square foot portion of the 11th Floor of Sublandlord’s Premises, as more particularly shown in red on Exhibit A.

“Subtenant’s Share” shall mean 54.68%.

“Additional Rent” shall mean the sum of Subtenant’s Share multiplied by (i) Operating Expenses (as defined in the Overlease), and (ii) Taxes (as defined in the Overlease).”

4.     Term: The Term of the Sublease is hereby extended for one (1) additional period of approximately five (5) years, commencing on March 16, 2018 and expiring on March 31, 2023. All references in the Sublease to the “Expiration Date” shall mean March 31, 2023.

5.     Early Termination Options: Subtenant shall have two (2) early termination options (each a “Termination Option”). First, Subtenant has the right to terminate the Sublease effective March 31, 2020, upon advance, written notice to Sublandlord, which notice must be delivered to Sublandlord by October 1, 2019. Second, Subtenant has the right to terminate the Sublease effective March 31, 2021, upon advance, written notice to Sublandlord, which notice must be delivered to Sublandlord by October 1, 2020.

6.     Base Rent: As of March 16, 2018, Section 3(a) of the Sublease is hereby amended by replacing it in its entirety as follows:

“During the Term, Subtenant shall pay to Sublandlord equally installments of monthly base rent (“Base Rent”) pursuant to the table set forth below:

RENTAL PERIOD	ANNUAL RATE PER SQUARE FOOT OF SUBLEASED PREMISES	MONTHLY BASE RENT
3/16/18 – 6/30/18	$21.24	$25,757.04
7/1/18 – 6/30/19	$21.66	$26,266.36
7/1/19 – 6/30/20	$22.07	$26,763.55
7/1/20 – 6/30/21	$22.48	$27,260.75
7/1/21 – 6/30/22	$22.89	$27,757.94
7/1/22 – 3/31/23	$23.31	$28,267.26

Sublandlord will supply electricity at no additional charge. In no event shall Sublandlord be responsible or liable for the failure to supply Subtenant, or for the failure of Subtenant to receive, any utility service, nor shall Subtenant be entitled to any cessation, abatement, reduction or other offset of Rent (as hereinafter defined) in the event of any failure to receive any utility service.”

7.     Additional Rent: As of March 16, 2018, new Subsections 3(a)(i) and (ii) are hereby added to the Sublease following Subsection 3(a) reading in their entirety as follows:

“(i) During the Term and in addition to Base Rent, Subtenant shall pay to Sublandlord the Additional Rent in equal monthly installments. Sublandlord will, after receiving notice of any change in Additional Rent from Overlandlord, promptly notify Subtenant of the same. All obligations of Sublandlord under Section 2.2.3(a) of the Overlease regarding overpayment and underpayment of Additional Rent shall be applicable to Subtenant in proportion with Subtenant’s Share. Notwithstanding the foregoing and in the event Overlandlord does not notify Sublandlord of a change in Additional Rent prior to December 31st, for purposes of calculating Additional Rent during the last year of this Sublease (whether by exercise of an Early Termination Option or expiration of this Sublease), the actual amount of Additional Rent for the final year of the Term will be deemed to be 105% of the prior year’s amount. The provisions of this Subsection 3(a)(i) shall survive the expiration or termination of this Sublease.

(ii) Base Rent, Additional Rent and all other sums (whether or not expressly designated as rent) required to be paid to Sublandlord by Subtenant under this Sublease shall constitute rent and are collectively referred to herein as “Rent”.”

8.     Common Area: The second “Whereas” clause, which contains the definition of “Common Area”, is hereby deleted in its entirety. Section 7(b) of the Sublease is hereby amended by replacing it in its entirety as follows:

“(b)     Subtenant has the non-exclusive right to use in common with Sublandlord the common areas (i.e. elevators, stairs, elevator lobby).”

9.     Subtenant’s Improvements: Subtenant acknowledges that Sublandlord has paid for the final 11th floor Test Fit floor plan attached as Exhibit A. Subtenant and Sublandlord acknowledge and agree that all further design, planning and construction costs related to the Subleased Premises, including, but not limited to, architect fees, project management fees, construction costs and expenses, etc., are the sole responsibility and obligation of Subtenant; provided, however, that Sublandlord will reimburse Subtenant for all such costs related solely to the meal prep/coffee/break area located outside of Subtenant’s training room and board room (which includes demolition of the existing reception area) within thirty (30) days of Sublandlord’s receipt of the appropriate, detailed invoice from Subtenant, which invoice shall be certified by Subtenant’s architect. Sublandlord hereby approves and consents to Subtenant’s improvement of the Subleased Premises as detailed on Exhibit A and, to the extent required under the Sublease, releases Subtenant from any obligation to restore the Subleased Premises to its original condition at the expiration or sooner termination of the Sublease. Title to all of Subtenant’s improvements shall vest with Sublandlord upon the expiration or sooner termination of the Sublease. For the avoidance of doubt, nothing contained in this paragraph shall modify Subtenant’s obligations under Section 6 of the Sublease.

10.     Brokerage Commission: Sublandlord and Subtenant represent and warrant to each other that they have not dealt with any brokers in connection with this transaction. Each party will indemnify, defend, and hold the other party harmless from any breach of the foregoing.

11.     Miscellaneous:

a.     Except as set forth herein, all other terms and conditions of the Sublease shall remain unchanged and in full force and effect. All references to the “Sublease” shall mean the Sublease as modified by this Agreement. This Agreement shall be binding upon and inure to the benefit of the parties hereto and their successors and permitted assigns. This Agreement and the Sublease constitute the entire agreement between the parties, and may not be modified or amended in any manner other than by written agreement signed by the parties hereto. In the event of a conflict between the provisions of this Agreement and those of the Sublease, this Agreement shall control.

b.     TIME IS OF THE ESSENCE with respect to all provisions of the Sublease, as modified by this Agreement.

c.     Subtenant represents and warrants that: (i) there are no outstanding notices of default given by Sublandlord under the Lease; (ii) Subtenant is not in default of any of the agreements, terms, amendments, covenants, or conditions of the Sublease on the part of Subtenant to be performed or complied with; (iii) Subtenant has paid all rents and other amounts accrued under the Sublease as of the date hereof; and (iv) no condition or set of facts presently exist which, with the passage of time and/or giving of notice would constitute a default by Subtenant in the performance of any of the agreements, terms, amendments, covenants, or conditions of the Sublease.

d.     This Amendment shall be governed and construed in accordance with the laws of the State of Texas.

e.     The parties hereto and the persons signing this Agreement on behalf of said parties represent and warrant to the other party that they have full right and authority to execute and perform its obligations hereunder, and that such persons are duly authorized to execute this Agreement on behalf of said party without further consent or approval by anyone. Each party shall deliver to the other party promptly upon request all documents reasonably requested by the other party to evidence such authority.

f.     This Agreement may be executed in multiple counterparts and by electronic signature, each of which shall be deemed to be an original, but all of which taken together shall constitute but one and the same instrument.

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IN WITNESS WHEREOF, Sublandlord and Subtenant have executed this Agreement on the Effective Date.

SUBLANDLORD:

GREATBATCH LTD.

       /s/ gARY J. HAIRE

Gary J. Haire, Chief Financial Officer

SUBTENANT:

NUVECTRA CORPORATION

By:     /S/ SCOTT F. DREES

Name:       Scott F. Drees

Title:         CEO

EXHIBIT A

[Floorplan]